Exhibit 99.1

July 30, 2003

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2003 RESULTS

Fifth Consecutive Quarter of Improved Sales and Earnings

CHICAGO, Illinois, USA, July 30, 2003—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the second quarter ended June 29, 2003.

SECOND QUARTER REVIEW

Second Quarter Results Continue Improvement over Prior Year

Net income for the second quarter 2003 was $11.3 million, or $0.24 per share, compared to second quarter 2002 net income of $9.4 million, or $0.20 per share.  Second quarter 2003 results were impacted by a pre-tax charge of $0.7 million, or $0.01 per share, related to the relocating of production from a North American facility into an existing Eastern European plant.  On a comparable basis the earnings improvement amounted to $0.05 per share, or 25 percent.

Increased Sales Despite Continued Market Weakness

Net sales for the second quarter increased 17 percent to $308.5 million, compared to sales of $264.1 million for the same period last year.  Excluding sales from acquisitions completed in 2003 and the impact of currency translation rate changes, sales increased by 4 percent over the prior year period.  Sales increased 3 percent in the Americas while Europe and Asia-Pacific increased 2 percent and 34 percent, respectively, excluding the impact of acquisitions and currency fluctuations.

All operating segments contributed to the sales increase year over year. Excluding sales from acquisitions and the impact of currency, Propel sales increased 6 percent, followed by Controls with a 4 percent increase, and Work Function with a 3 percent increase over the same quarter in 2002.

David Anderson, President and Chief Executive Officer, commented, “We are very pleased to report a year-over-year increase in sales and earnings for the fifth consecutive quarter.  We were able to achieve a comparable increase in sales of 4 percent compared to an estimated drop of 3 to 5 percent in the markets we serve.  We absorbed $0.7 million of plant restructuring costs and still were able to

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

report a 20 percent increase in earnings.  The plant closing in North America and relocation of its operations reflects our continued progress in reducing fixed costs and streamlining operations.”

Orders and Backlog Level With Prior Year

Orders received for the second quarter 2003 were $296.1 million, up 15 percent from the same period last year.  Excluding acquisitions and currency translation rate changes, orders were up 2 percent.

Total backlog at the end of the second quarter 2003 was $360.9 million, up 7 percent from the second quarter of 2002. Excluding acquisitions and currency impact, backlog was level with the second quarter 2002.

Anderson commented, “The level of orders and backlog compared to last year continues to reflect the uncertain outlook of our markets and the continuing practice of our customers placing orders much closer to their production date.  This is a trend we have been experiencing for several quarters.”  Anderson continued, “Sales into the road building market were down, primarily driven by lack of state funding in the U.S. due to budget constraints.  On the positive side, sales into the agriculture and turf care markets were relatively strong.  New products and projects with major OEM’s are driving the growth in the agriculture market, along with gains in Latin America.”

SIX MONTH REVIEW

Six Month Sales and Earnings Increase over Prior Year

Net sales for the six months ended June 29, 2003, were $608.9 million, an increase of 20 percent over sales of $507.2 million for the first six months of 2002.  On a comparable basis, excluding companies acquired in 2003 and the impact of currency fluctuations, net sales were up 6 percent over last year.

Net income for the first six months of 2003 was $21.4 million, or $0.45 per share, compared to net income for the same period last year of $16.1 million, or $0.34 per share.

Strong Cash Flow and Balance Sheet

Cash flow from operations for the first six months of 2003 was $60.3 million, an increase of $7.2 million over the $53.0 million generated in the same period last year.  Capital expenditures for the six-month period were $25.2 million, up from $14.1 million for the comparable period in 2002.

“Our cash flow continues to be strong,” stated David Anderson.  “As anticipated, capital expenditures are increasing over last year.  In particular, we invested $6.3 million in the initial phase of standardizing our business processes and systems throughout our operations.  This long-term investment will allow us to continue to reduce working capital and improve service to our customers.”  Anderson continued, “Our debt to total capital ratio, or leverage ratio, improved to 42 percent at the end of the second quarter from 44 percent at the end of the first quarter.  We expect to see further improvement in our leverage ratio over the remainder of the year as we continue our focus on reduction in working capital and improved cash flow.”

OUTLOOK

Market Outlook Remains Unchanged

Anderson stated, “The outlook for our markets remains unchanged and is best described as uncertain.  Currently the pattern of our orders and backlog does not give us any indication of a recovery.  However, as our results over the last year have demonstrated, we are not waiting for our markets to allow us improved performance.

“While historically the second half of the year is seasonally weaker than the first half, we remain confident in meeting the expectations we set for the year,” concluded Anderson.  “Most importantly, we have continued to position ourselves for improved future performance.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, continue to be in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  A continuing downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President — Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance — Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		26 Weeks Ended
(Dollars in thousands	June 29,	June 30,	June 29,	June 30,
except per share data)	2003	2002	2003	2002
Net sales	308,462	264,117	608,887	507,165
Cost of sales	231,167	196,024	459,918	380,031
Gross profit	77,295	68,093	148,969	127,134
Selling	19,600	16,362	38,123	32,032
Research and development	10,953	9,677	21,333	19,036
Administrative	18,652	18,126	36,636	32,816
Total operating expenses	49,205	44,165	96,092	83,884
Income from operations	28,090	23,928	52,877	43,250
Nonoperating income (expenses):
Interest expense, net	(4,412)	(4,443)	(8,529)	(8,686)
Minority interest	(4,985)	(3,895)	(9,847)	(7,527)
Equity in net earnings of affiliates	22	216	397	265
Other, net	(2,053)	(1,732)	(3,402)	(1,430)
Income before income taxes	16,662	14,074	31,496	25,872
Income taxes	(5,400)	(4,680)	(10,069)	(9,028)
Net income before cumulative effect of change in accounting principle	11,262	9,394	21,427	16,844
Cumulative effect of change in accounting principle	—	—	—	(695)
Net income	11,262	9,394	21,427	16,149
Net income per share:
Basic and diluted net income per common share, before cumulative effect of change in accounting principle	0.24	0.20	0.45	0.36
Cumulative effect of change in accounting principle	—	—	—	(0.02)
Basic and diluted net income per common share	0.24	0.20	0.45	0.34
Basic weighted average shares outstanding	47,400	47,395	47,398	47,395
Diluted weighted average shares outstanding	47,636	47,405	47,551	47,404
Cash dividends per common share	0.07	0.07	0.14	0.14

In 2002, the Company adopted SFAS No. 142 and completed an analysis of goodwill that resulted in recognition of an impairment of $695 related to a reporting unit within the Work Function segment.

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
(Dollars in thousands)	2003	2002	2003	2002
Net sales
Propel	141,262	125,955	283,703	249,910
Work Function	90,700	77,304	179,130	150,116
Controls	76,500	60,858	146,054	107,139
Total	308,462	264,117	608,887	507,165
Segment Income (Loss)
Propel	22,390	17,747	36,830	31,661
Work Function	6,047	8,284	15,031	15,456
Controls	5,636	3,547	12,560	6,527
Global Services and Other Expenses, net	(8,036)	(7,382)	(14,946)	(11,824)
Total (1)	26,037	22,196	49,475	41,820

(1) Segment income is defined as income from operations less other, net nonoperating income (expense).

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	26 Weeks Ended
	June 29,	June 30,
(Dollars in thousands)	2003	2002
Cash flows from operating activities:
Net income	21,427	16,149
Cumulative effect of change in accounting principle	—	695
Depreciation and amortization	41,303	35,178
Minority interest in income of consolidated companies	9,847	7,527
Equity in net earnings of affiliates	(397)	(265)
Net change in receivables, inventories, and payables	(29,882)	(10,407)
Other, net	17,992	4,092
Net cash provided by operating activities	60,290	52,969
Cash flows from investing activities:
Purchases of property, plant and equipment	(25,181)	(14,120)
Payments for acquisitions, net of cash acquired	(5,824)	(22,312)
Proceeds from sales of property, plant and equipment	171	532
Net cash used in investing activities	(30,834)	(35,900)
Cash flows from financing activities:
Net repayments on notes payable and bank overdrafts	(6,437)	(5,261)
Net (repayments) borrowings of long-term debt	(11,870)	15,941
Cash dividends	(6,640)	(6,638)
Distribution to minority interest partners	(3,841)	(6,646)
Net cash used in financing activities	(28,788)	(2,604)
Effect of exchange rate changes	1,454	(968)
Net increase in cash and cash equivalents	2,122	13,497
Cash and cash equivalents at beginning of year	12,397	14,324
Cash and cash equivalents at end of period	14,519	27,821

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	Dec. 31,
(Dollars in thousands)	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	14,519	12,397
Accounts receivable, net	213,404	153,643
Inventories	166,142	164,686
Other current assets	20,246	23,057
Total current assets	414,311	353,783
Property, plant and equipment, net	446,781	443,147
Other assets	182,398	174,163
Total assets	1,043,490	971,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	52,926	56,010
Long-term debt due within one year	26,697	27,085
Accounts payable	81,894	69,441
Other accrued liabilities	83,129	62,301
Total current liabilities	244,646	214,837
Long-term debt	237,418	235,198
Long-term pension liability	43,243	42,747
Deferred income taxes	46,887	44,778
Other liabilities	39,636	37,456
Minority interest in net assets of consolidated companies	36,939	27,118
Stockholders’ equity	394,721	368,959
Total liabilities and stockholders’ equity	1,043,490	971,093

Number of employees at end of period	7,341	7,207